Exhibit 99.2

POWER OF ATTORNEY

The undersigned, Genworth Financial, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), does hereby make, constitute and appoint each of J. Philip Hart, Patricia Merrill, Christine A. Ness, Richard J. Oelhafen, Jr. and Michael W. Shepherd as the Corporation’s true and lawful agent and attorney-in-fact (hereinafter referred to as the “Attorney”) to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

Each Attorney shall have the power and authority to execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on behalf of the Corporation with regard to any securities owned by Genworth Financial Wealth Management, Inc., Centurion Capital Group, Inc. or any of their respective subsidiaries. And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

Schedules, forms, documents, acknowledgements, consents and other agreements executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

This Power of Attorney shall remain in effect until December 31, 2009, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

Genworth Financial, Inc.

DATED:	February 11, 2009	SIGNED:	/s/ Ward E. Bobitz
Ward E. Bobitz
Vice President and Assistant Secretary